EXHIBIT 99.1

DATE:	8/2/04

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Mike Berry Investor Relations 317-574-2865

Standard Management Announces
Largest Healthcare Acquisition

(Indianapolis, IN) Standard Management Corporation (the “Company”, “Standard Management”, or “SMAN”; Nasdaq: SMAN, www.SMAN.com) through its subsidiary, U.S. Health Services Corporation, has signed a definitive agreement to acquire SVS Vision Holding Company from Penman Private Equity and Mezzanine Fund, L.P. for $16 million in cash.

SVS Vision Holding Company (“SVS”) is a fully integrated vision network consisting of an insurance entity, manufacturing facilities, 52 retail outlets, and is affiliated with over 500 doctors in the United States. SVS has annual revenues of approximately $35 million with approximately $4 million in earnings, and has a 31 year track record in the optical industry.

Standard Management Chairman, Ronald D. Hunter, stated, “The pending acquisition of SVS significantly contributes to our goal of achieving $200-$300 million of revenue in our Health Services segment over the next 36 months.”

Dr. Robert Farrell, President of SVS, stated, “Two strategic factors will accelerate the growth of the company. First, Standard Life Insurance Company of Indiana, a Standard Management subsidiary, has over 70 years experience and a national distribution network. Second, the SVS product line is perfectly aligned with one of the fastest growing segments of the U.S. population.”

Mr. Hunter also stated, “Standard Management is looking forward to working with the seasoned management team at SVS.”

This transaction is expected to close in the third quarter subject to regulatory approval.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-2865 or via the Internet at http://www.SMAN.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company’s hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, but are not limited to, predictions of future revenues, expectation of growth rates, new business, and acquisitions.